Exhibit 99.1

Cabot Corporation Reports Record EPS of $3.57 for Fiscal 2011

Fourth quarter EPS of $0.76, $0.66 Adjusted EPS

BOSTON--(BUSINESS WIRE)--October 25, 2011--Cabot Corporation (NYSE: CBT) today announced results for its fourth quarter and full fiscal year 2011.

Key Highlights

  Robust segment earnings drive strong fiscal 2011 performance, resulting in $3.57 EPS, $3.00 adjusted EPS
  Value pricing and a favorable product mix continue to benefit results
  Short-term volume softness in certain end markets, but long-term growth drivers remain solid
  Supermetals divestiture will reduce cyclicality of portfolio
(In millions, except per share amounts)	Fiscal 2011*		Fiscal 2010*
	Fourth	Full	Fourth	Full
	Quarter	Year	Quarter	Year

Net sales	$832	$3,101	$700	$2,716
Net income attributable to Cabot Corporation	$49	$235	$35	$154

Net earnings per share attributable to Cabot Corporation	$0.76	$3.57	$0.54	$2.35
Less Adjustments:
Net income per share from discontinued operations	$0.14	$0.82	$0.13	$0.41
Certain items per share	$(0.04)	$(0.25)	$(0.12)	$(0.70)
Adjusted EPS	$0.66	$3.00	$0.53	$2.64

Less: Impact of discrete tax items per share	$0.13	$0.59	$(0.04)	$0.24
Adjusted EPS excluding discrete tax items	$0.53	$2.41	$0.57	$2.40

*In the table above, results related to the Supermetals Business are included in discontinued operations and all periods have been recast to conform to this change.

Commenting on the results, Patrick Prevost, Cabot’s President and CEO, said, “In 2011, we confirmed our ability to achieve a new level of earnings power and consistency while maintaining adjusted return on invested capital above our targeted 13%. We had impressive improvement of earnings per share from $2.35 in fiscal 2010 to $3.57 in fiscal 2011. We achieved this performance despite unfavorable LIFO charges of $17 million and currency losses of $8 million that partially offset robust segment results. Our segment EBIT increased by $40 million or 13% as compared to fiscal 2010, excluding the Supermetals Business. We were able to deliver these solid 2011 segment results due to our ongoing focus on pricing and our continued investments in new products and technologies. These steps position us for long-term success and will pave the way for our next phase of growth. With new capacity coming on line in the upcoming quarters, we are poised to capitalize on favorable long-term fundamentals across our global end markets.”

“In the fourth quarter, we continued to benefit from our ongoing value pricing initiatives. We were impacted to some degree by volume softness and to a larger extent from deliberate operating decisions that increased our costs,” Prevost said. “We reduced our inventory levels to ensure proper positioning in view of the near term economic uncertainty. This led to lower short-term plant utilization. We also took the initiative to perform higher than normal plant maintenance that was not possible while our assets were running close to capacity. The combination of these two items substantially increased our costs in the fourth fiscal quarter. We are pleased with the performance of our Specialty Fluids Segment, where we experienced strong earnings as activity levels improved.”

“Additionally in the fourth quarter, we announced the planned divestiture of our Supermetals Business, which will reduce the cyclicality of our portfolio. We are extremely pleased with the financial terms of the sale, and the proceeds of the transaction will enable us to pursue strategic investments that will yield attractive value for our shareholders,” Prevost concluded.

Financial Detail

Financial results in all periods have been recast to conform to changes made to discontinued operations for our Supermetals Business and to segment reporting as described fully in the attached financial tables. The segment changes include the reclassification of 1) the Elastomer Composites Business from the Rubber Blacks Business to the New Business Segment, 2) corporate business development costs related to new technology efforts from the New Business Segment to Unallocated Corporate Costs, 3) the impact from LIFO accounting from the Rubber Blacks Business and Performance Segment to General Unallocated Expense, and 4) corporate overhead costs that had been allocated to the Supermetals Business to the remaining segments.

For the fourth quarter of fiscal 2011, net income attributable to Cabot Corporation was $49 million ($0.76 per diluted common share) which includes $0.14 per share income from discontinued operations, primarily related to the planned divestiture of the Supermetals Business. In addition, it includes a per share charge of $0.04, principally for restructuring costs. Adjusted EPS for the fourth quarter was $0.66 per share.

Segment Results

Core Segment-- Fourth quarter fiscal 2011 EBIT in the Rubber Blacks Business increased by $13 million when compared to the same quarter of fiscal 2010. The increase was driven principally by higher prices, a favorable product mix, and energy center benefits. These positive factors more than offset the impact of $11 million of higher fixed costs and 3% lower volumes, excluding the volume impact of the closure of our carbon black facility in India, when compared to the fourth quarter of fiscal 2010. Sequentially, EBIT declined $19 million driven by $13 million of higher fixed costs and 4% lower volumes. Higher fixed costs in the fourth quarter of fiscal 2011 as compared to the fourth quarter of fiscal 2010 and the third quarter of fiscal 2011 were driven by plant maintenance completed during the quarter and the reduction of inventory levels, which drove lower plant utilization.

Global and regional volume changes for the fourth quarter of fiscal 2011 as compared to the same quarter of the prior year and to the third fiscal quarter of 2011 are included in the table below.

	Fourth Quarter Year over Year Change	Fourth Quarter Sequential Change
Global	(3%)*	(4%)
Japan	6%	8%
Southeast Asia	(14%)*	(15%)
China	6%	4%
Europe, Middle East, Africa	(6%)	(10%)
North America	(10%)	(7%)
South America	(6%)	(2%)

*Excludes the impact of the closure of our carbon black facility in India.

Performance Segment-- Fourth quarter fiscal 2011 EBIT in the Performance Segment decreased by $2 million and $16 million when compared to the fourth quarter of fiscal 2010 and the third quarter of fiscal 2011, respectively. The decrease in comparison to both periods was driven principally by higher fixed costs and lower volumes partially offset by higher pricing and improved product mix. Higher fixed costs unfavorably impacted the comparison to the fourth quarter of fiscal 2010 by $10 million and the third quarter of fiscal 2011 by $8 million. These higher fixed costs were driven by additional maintenance, the start-up of new capacity, and the reduction of inventory levels, which drove lower plant utilization. Volumes in Performance Products increased 1%, while volumes in Fumed Metal Oxides decreased by 8% when compared to the fourth quarter of fiscal 2010. Sequentially, volumes decreased 10% in Performance Products and 3% in Fumed Metal Oxides.

Specialty Fluids-- For the fourth quarter of fiscal 2011, EBIT of $12 million in the Specialty Fluids Segment was our second best quarter in history. However, EBIT decreased by $2 million as compared to our best quarter ever, which was the fourth quarter of fiscal 2010. This decline was a result of lower rental activity compared to the exceptionally high levels of rental activity in the prior year. Sequentially, EBIT increased $9 million from higher revenue as rental jobs underway in the prior quarter were completed in the fourth quarter of fiscal 2011.

New Business Segment-- Fourth quarter fiscal 2011 EBIT in the New Business Segment decreased by $2 million as compared to the fourth quarter of fiscal 2010 primarily due to the phasing of certain milestone achievements and the corresponding recognition of payments related to the Elastomer Composites Business. Sequentially, EBIT declined $1 million from the timing of volumes related to specific customer order patterns in the Inkjet Colorants Business.

Cash Performance-- The Company ended the fourth quarter of fiscal 2011 with a cash balance of $286 million. During the fourth quarter of fiscal 2011, the Company’s cash balance declined by $58 million, driven by capital expenditures of $114 million for growth initiatives and sustaining maintenance capital, as well as cash used to repurchase approximately 1.6 million shares of stock for $50 million. These uses of cash were partially offset by solid operating results and a $17 million reduction in net working capital.

Taxes-- During the fourth quarter of fiscal 2011, the Company recorded a net tax provision on continuing operations of $2 million, including discrete tax benefits of $9 million. The tax rate on continuing operations was 5% for the fourth quarter of fiscal 2011. Excluding discrete tax benefits and the impact of certain items, the quarterly operating tax rate on continuing operations was 25%. The tax rate on discontinued operations for the fourth quarter of fiscal 2011 was 39%.

Market Outlook

Commenting on the outlook for the Company, Prevost said, “Due to the uncertainty in the global economic environment, we are somewhat cautious about next quarter. However, we are optimistic about the upcoming calendar year because of our ongoing pricing initiatives and the expected growth of our new products and businesses. In addition, the relatively low inventories we see at our customers and the many non-discretionary applications we serve give us confidence in our ability to deliver solid earnings.”

“We remain focused on our initiatives to drive earnings growth through pricing, new product and business innovation, capacity expansions and strategic capital deployment. We have a robust balance sheet and continue to target capital expenditures of $200 million to $250 million each year for the next three years. I am confident in our ability to deliver on our stated financial objectives as we continue to improve our position as a top-tier specialty chemicals and performance materials company,” Prevost stated.

Earnings Call

The Company will host a conference call with industry analysts at 2:00 p.m. Eastern time on Wednesday, October 26, 2011. The call can be accessed through Cabot’s investor relations website at http://investor.cabot-corp.com.

Cabot Corporation, headquartered in Boston, Massachusetts, is a global specialty chemicals and performance materials company. Cabot’s major products are carbon black, capacitor materials, fumed silica, cesium formate drilling fluids, inkjet colorants and aerogels. The Company’s website address is: http://www.cabot-corp.com.

Forward-Looking Statements-- This earnings release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including our ability to meet our long-term financial targets, strategy for growth, market position, demand for our products, when we expect commissioning of our capacity additions to occur, the effect we expect the disposition of our Supermetals Business to have on the cyclicality of the portfolio, yields on our future investments, and expected financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. Forward-looking statements are based on our current expectations, assumptions, estimates and projections about Cabot's businesses and strategies, market trends and conditions, economic conditions and other factors. These statements are not guarantees of future performance and are subject to risks, uncertainties, potentially inaccurate assumptions, and other factors, some of which are beyond our control and difficult to predict. If known or unknown risks materialize, or should underlying assumptions prove inaccurate, our actual results could differ materially from past results and from those expressed in the forward-looking statement. Important factors that could cause our results to differ materially from those expressed in the forward-looking statements include, but are not limited to changes in raw material costs; costs associated with the research and development of new products, including regulatory approval and market acceptance; competitive pressures; delays in the successful integration of structural changes, including restructuring plans, and joint ventures; delays in the completion or start-up of our capacity expansion projects; the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; and severe weather events that cause business interruptions, including plant and power outages, or disruptions in supplier or customer operations. These factors are discussed more fully in the reports we file with the Securities and Exchange Commission, particularly our latest annual report on Form 10-K.

Explanation of Terms Used-- The term “LIFO” includes two factors: (i) the impact of current inventory costs being recognized immediately in cost of goods sold (“COGS”) under a last-in first-out (“LIFO”) method, compared to the older costs that would have been included in COGS under a first-in first-out (“FIFO”) method (“COGS impact”); and (ii) the impact of reductions in inventory quantities, causing historical inventory costs to flow through COGS (“liquidation impact”). The liquidation impact was attributable to discontinued operations. The consolidated impact to continuing operations of using the LIFO method to value inventories in the US instead of the FIFO method for the fourth quarters of fiscal 2011 and 2010 was a favorable $3 million and an unfavorable $1 million, respectively, of COGS impact. The fiscal year COGS impact for 2011 and 2010 was an unfavorable $17 million and $1 million, respectively.

The term “quarterly operating tax rate” represents the tax rate on our recurring operating results. This rate excludes discrete tax items, which are unusual and infrequent items that are excluded from the estimated annual effective tax rate and other tax items, including the impact of the timing of losses in certain jurisdictions, cumulative rate adjustment and the impact of certain items on both operating income and tax provision.

The term “product mix” refers to the various types and grades, or mix, of products sold in a particular Business or Segment during the period, and the positive or negative impact of that mix on the revenue or profitability of the Business or Segment.

Use of Non-GAAP Financial Measures-- The preceding discussion of our results and the accompanying financial tables report adjusted EPS and include information about adjusted return on invested capital ("adjusted ROIC"), which are non-GAAP financial measures. Our chief operating decision-maker uses adjusted EPS to evaluate the performance of the Company in terms of profitability and adjusted ROIC to measure the effectiveness of our use of capital. We believe that these measures also assist our investors in evaluating the changes in our results and the Company's performance.

In calculating adjusted EPS, we exclude from our net income per share from continuing operations certain items of expense and income that management does not consider representative of the Company's ongoing operations. We believe this non-GAAP financial measure is useful to investors because it eliminates distortions in our operating results and helps facilitate comparisons of our operating performance across periods. Adjusted EPS should be considered as supplemental to, and not as a replacement for, EPS determined in accordance with GAAP. A reconciliation of adjusted EPS to EPS from continuing operations, the most directly comparable GAAP financial measure, and the certain items that are excluded from our calculation of adjusted EPS, are provided in the table titled "Certain Items and Reconciliation of Adjusted EPS.”

In calculating adjusted ROIC, we divide four quarter rolling net income (loss) attributable to Cabot Corporation (less the after tax noncontrolling interest in net income, after tax net interest expense and after tax certain items) by the previous five quarters' average of Cabot Corporation stockholders' equity plus noncontrolling interest's equity plus debt, less cash and cash equivalents and the four quarter rolling impact of after tax certain items. The certain items that are excluded from the numbers we use to calculate adjusted ROIC are provided in the table titled Certain Items and Reconciliation of Adjusted EPS. ROIC is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner.

CABOT CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS

Periods ended September 30	Three Months		Twelve Months
Dollars in millions, except per share amounts (unaudited)	2011	2010	2011	2010

Net sales and other operating revenues	$832	$700	$3,101	$2,716

Cost of sales	691	583	2,543	2,206

Gross profit	141	117	558	510

Selling and administrative expenses	63	54	249	241

Research and technical expenses	17	16	66	65
Income from operations	61	47	243	204

Other income and (expense)

Interest and dividend income	—	1	2	2

Interest expense	(10)	(10)	(39)	(40)

Other (expense) and income	(6)	—	(5)	(1)

Total other (expense) and income	(16)	(9)	(42)	(39)

Income from continuing operations before income taxes and equity in net income of affiliated companies	45	38	201	165

Provision for income taxes	(2)	(11)	(6)	(30)

Equity in net income of affiliated companies, net of tax	2	2	8	7

Net income from continuing operations	45	29	203	142

Income from discontinued operations, net of tax (A)	9	8	54	27

Net income	54	37	257	169

Net income attributable to noncontrolling interests, net of tax	5	2	22	15

Net income attributable to Cabot Corporation	$49	$35	$235	$154

Diluted earnings per share of common stock attributable to Cabot Corporation

Continuing operations	$0.62	$0.41	$2.75	$1.94

Discontinued operations (A)	0.14	0.13	0.82	0.41

Net income attributable to Cabot Corporation	$0.76	$0.54	$3.57	$2.35

Weighted average common shares outstanding
Diluted	65.5	64.8	65.4	64.3

(A) Amounts relate to the pending divesture of the Supermetals Business and certain legal and tax settlements in connection with other discontinued operations.

CABOT CORPORATION SUMMARY RESULTS BY SEGMENTS

Periods ended September 30	Three Months		Twelve Months
Dollars in millions, except per share amounts (unaudited)	2011	2010	2011	2010

Sales

Core Segment - Rubber blacks (F) (G)	$528	$424	$1,952	$1,660

Performance Segment	228	196	880	783
Performance products	162	130	626	531
Fumed metal oxides	66	66	254	252

New Business Segment	28	30	117	105
Inkjet colorants	15	14	65	57
Aerogel	5	8	24	24
Superior MicroPowders	3	2	11	7
Cabot Elastomer Composites (F)	5	6	17	17

Specialty Fluids Segment	27	29	69	81

Segment sales	811	679	3,018	2,629

Unallocated and other (A)	21	21	83	87

Net sales and other operating revenues	$832	$700	$3,101	$2,716

Segment Earnings Before Interest and Taxes

Core Segment - Rubber blacks (F) (G) (H) (I)	$38	$25	$183	$139

Performance Segment (H) (I)	27	29	140	125

New Business Segment (F) (H) (J)	2	4	9	15

Specialty Fluids Segment (H)	12	14	22	35

Total Segment Earnings Before Interest and Taxes (B)	79	72	354	314

Unallocated and Other

Interest expense	(10)	(10)	(39)	(40)
Certain items (C)	(3)	(11)	(19)	(53)
Unallocated corporate costs (J)	(13)	(11)	(53)	(48)
General unallocated expense (D) (I)	(6)	—	(34)	(1)
Less: Equity in net income of affiliated companies, net of tax	(2)	(2)	(8)	(7)

Income from continuing operations before income taxes and equity in net income of affiliated companies	45	38	201	165

Provision for income taxes	(2)	(11)	(6)	(30)

Equity in net income of affiliated companies, net of tax	2	2	8	7

Net income from continuing operations	45	29	203	142

Income from discontinued operations, net of tax (E)	9	8	54	27

Net income	54	37	257	169

Net income attributable to noncontrolling interests, net of tax	5	2	22	15

Net income attributable to Cabot Corporation	$49	$35	$235	$154

Diluted earnings per share of common stock attributable to Cabot Corporation

Continuing operations (G)	$0.62	$0.41	$2.75	$1.94

Discontinued operations (E)	$0.14	0.13	0.82	0.41

Net income attributable to Cabot Corporation	$0.76	$0.54	$3.57	$2.35

Weighted average common shares outstanding

Diluted	65.5	64.8	65.4	64.3

(A)	Unallocated and other reflects royalties paid by equity affiliates, other operating revenues, external shipping and handling fees, and the impact of unearned revenue.

(B)	Segment EBIT is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment EBIT includes equity in net income of affiliated companies, royalty income, and allocated corporate costs.

(C)	Details of certain items are presented in the Certain Items and Reconciliation of Adjusted EPS table. In the fourth quarter of fiscal 2011, all prior periods of certain items were recast to show the pending divesture of Cabot's Supermetals Business ("CSM") related items in Discontinued Operations as discussed in note (G).

(D)	General unallocated (expense) income includes foreign currency transaction gains (losses), interest income, dividend income, the profit related to unearned revenue, and the impact of LIFO accounting as discussed in note (I).

(E)	Amounts relate to the pending divesture of the CSM business as discussed in note (G), and certain legal and tax settlements in connection with other discontinued operations.

(F)	Beginning with the fourth quarter of fiscal 2011, the results of Cabot Elastomer Composites have been reclassified from the Rubber Blacks business to the New Business Segment to support Cabot's Chief Operating Decision-Maker in assessing segment performance and the allocation of resources. All periods presented have been recast to reflect this change.

(G)	In the fourth quarter of fiscal 2011, Cabot entered into an agreement to sell CSM. This transaction is subject to regulatory approval and is expected to close by the end of calendar year 2011. Because of this sale agreement, the results of CSM, which were previously included in the Core Segment are now presented as Discontinued Operations for all periods presented.

(H)	Due to the pending sale of CSM discussed in note (G), certain indirect costs that had previously been allocated to CSM have now been reallocated to the other businesses. As such, EBIT for the segments has been adjusted to reflect this reallocation of costs.

(I)	Beginning with the fourth quarter fiscal 2011, the impact of LIFO accounting, which was previously allocated to the individual segments, has been reclassified to "General unallocated (expense) income" for all periods presented.

(J)

Beginning with the fourth quarter fiscal 2011, the impact of certain costs related to business development, which were previously allocated to the New Business Segment, have been reclassified to "Unallocated corporate costs" for all periods presented.

CABOT CORPORATION CONSOLIDATED STATEMENT OF FINANCIAL POSITION

	September 30,	September 30,
Dollars in millions, except share and per share amounts (unaudited)	2011	2010 (A)

Current assets:

Cash and cash equivalents	$286	$387
Accounts and notes receivable, net of reserve for doubtful accounts of $4 and $4	659	540
Inventories:
Raw materials	120	94
Work in process	3	3
Finished goods	233	179
Other	37	31
Total inventories	393	307
Prepaid expenses and other current assets	72	66
Deferred income taxes	32	30
Current assets held for sale (A)	110	108
Total current assets	1,552	1,438

Property, plant and equipment	2,970	2,878
Accumulated depreciation and amortization	(1,932)	(1,941)
Net property, plant and equipment	1,038	937

Goodwill	40	39
Equity affiliates	60	61
Intangible assets, net of accumulated amortization of $11 and $11	3	3
Assets held for rent	46	40
Deferred income taxes	265	245
Other assets	103	83
Non-current assets held for sale (A)	39	40

Total assets	$3,146	$2,886

(A) Includes amounts related to the pending sale of Cabot's Supermetals Business. Prior period amounts have been recast to conform with current period presentation.

CABOT CORPORATION CONSOLIDATED STATEMENT OF FINANCIAL POSITION

	September 30,	September 30,
Dollars in millions, except share and per share amounts (unaudited)	2011	2010 (A)

Current liabilities:

Notes payable to banks	$86	$29
Accounts payable and accrued liabilities	460	431
Income taxes payable	24	34
Deferred income taxes	7	6
Current portion of long-term debt	57	23
Current liabilities held for sale (A)	12	16
Total current liabilities	646	539

Long-term debt	559	600
Deferred income taxes	6	6
Other liabilities	315	318
Non-current liabilities held for sale (A)	6	6

Stockholders' equity:
Preferred stock:
Authorized: 2,000,000 shares of $1 par value
Issued and outstanding: None and none	—	—
Common stock:
Authorized: 200,000,000 shares of $1 par value
Issued: 63,894,443 and 65,429,916 shares
Outstanding: 63,860,777 and 65,370,220 shares	64	65
Less cost of 33,666 and 59,696 shares of common treasury stock	(1)	(2)
Additional paid-in capital	18	46
Retained earnings	1,313	1,125
Deferred employee benefits	(14)	(20)
Accumulated other comprehensive income	105	88
Total Cabot Corporation stockholders' equity	1,485	1,302
Noncontrolling interests	129	115
Total equity	1,614	1,417
Total liabilities and equity	$3,146	$2,886

(A) Includes amounts related to the pending sale of Cabot's Supermetals Business. Prior period amounts have been recast to conform with current period presentation.

CABOT CORPORATION

	Fiscal 2010					Fiscal 2011
Dollars in millions,
except per share amounts (unaudited)	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY	Dec. Q.	Mar. Q.	June Q.	Sept. Q.	FY

Sales
Core Segment - Rubber blacks (A) (G) (H)	394	410	432	424	1,660	438	458	528	528	1,952
Performance Segment	187	200	200	196	783	190	222	240	228	880
Performance products (A)	126	138	137	130	531	132	159	173	162	626
Fumed metal oxides (A)	61	62	63	66	252	58	63	67	66	254
New Business Segment	22	23	30	30	105	24	32	33	28	117
Inkjet colorants	14	14	15	14	57	14	16	20	15	65
Aerogel	2	6	8	8	24	3	8	8	5	24
Superior MicroPowders	1	2	2	2	7	3	3	2	3	11
Cabot Elastomer Composites (G)	5	1	5	6	17	4	5	3	5	17
Specialty Fluids Segment	15	15	22	29	81	17	13	12	27	69
Segment Sales (A)	618	648	684	679	2,629	669	725	813	811	3,018
Unallocated and other (A), (B)	16	28	22	21	87	25	14	23	21	83

Net sales and other operating revenues	$634	$676	$706	$700	$2,716	$694	$739	$836	$832	$3,101

Segment Earnings Before Interest and Taxes
Core Segment - Rubber blacks (A) (G) (H) (I) (J)	39	38	37	25	139	37	51	57	38	183
Performance Segment (A) (I) (J)	32	33	31	29	125	31	39	43	27	140
New Business Segment (G) (I) (K)	3	2	6	4	15	—	4	3	2	9
Specialty Fluids Segment (I)	5	5	11	14	35	6	1	3	12	22
Total Segment Earnings Before Interest and Taxes (A), (C)	79	78	85	72	314	74	95	106	79	354

Unallocated and Other
Interest expense	(9)	(11)	(10)	(10)	(40)	(10)	(10)	(9)	(10)	(39)
Certain items (D)	(18)	(9)	(15)	(11)	(53)	(4)	(7)	(5)	(3)	(19)
Unallocated corporate costs (K)	(14)	(12)	(11)	(11)	(48)	(12)	(15)	(13)	(13)	(53)
General unallocated (expense) income (A) (E) (J)	(1)	(5)	5	—	(1)	1	(14)	(15)	(6)	(34)
Less: Equity in net income of affiliated companies, net of tax	(3)	(1)	(1)	(2)	(7)	(3)	(1)	(2)	(2)	(8)

Income from continuing operations before income taxes and equity in net income of affiliated companies	34	40	53	38	165	46	48	62	45	201

(Provision) benefit for income taxes	(8)	2	(13)	(11)	(30)	15	(9)	(10)	(2)	(6)
Equity in net income of affiliated companies, net of tax	3	1	1	2	7	3	1	2	2	8

Net income from continuing operations	29	43	41	29	142	64	40	54	45	203
Income from discontinued operations, net of tax (F)	5	4	10	8	27	16	16	13	9	54

Net income	34	47	51	37	169	80	56	67	54	257

Net income attributable to noncontrolling interests, net of tax	5	4	4	2	15	5	5	7	5	22

Net income attributable to Cabot Corporation	$29	$43	$47	$35	$154	$75	$51	$60	$49	$235

Diluted earnings per share of common stock attributable to Cabot Corporation

Continuing operations (H)	$0.36	$0.60	$0.57	$0.41	$1.94	$0.88	$0.52	$0.73	$0.62	$2.75
Discontinued operations (F)	0.08	0.05	0.15	0.13	0.41	0.25	0.24	0.19	0.14	0.82

Net income attributable to Cabot Corporation	$0.44	$0.65	$0.72	$0.54	$2.35	$1.13	$0.76	$0.92	$0.76	$3.57

Weighted average common shares outstanding
Diluted	63.9	64.1	64.5	64.8	64.3	65.2	65.5	65.6	65.5	65.4

(A)	Beginning with the third quarter of fiscal 2010, management no longer allocates its corporate adjustment for unearned revenue to its segments. Therefore, unearned revenue and cost of sales related to unearned revenue, which had been allocated to Segment Sales and Segment Earnings Before Interest and Taxes ("EBIT") in prior periods, have been reclassified to "Unallocated and other" and "General unallocated (expense) income". Prior periods have been recast to conform to the new allocation method. This change had an immaterial impact on segment EBIT for all periods presented.

(B)	Unallocated and other reflects royalties paid by equity affiliates, other operating revenues, external shipping and handling fees, and the impact of unearned revenue as discussed in note (A) above.

(C)	Segment EBIT is a measure used by Cabot's Chief Operating Decision-Maker to measure consolidated operating results, assess segment performance and allocate resources. Segment EBIT includes equity in net income of affiliated companies, royalty income, and allocated corporate costs.

(D)	Details of certain items are presented in the Certain Items and Reconciliation of Adjusted EPS table. In the fourth quarter of fiscal 2011, all prior periods of certain items were recast to show the pending divesture of Cabot's Supermetals Business ("CSM") related items in Discontinued Operations as discussed in note (H).

(E)	General unallocated (expense) income includes foreign currency transaction gains (losses), interest income, dividend income, the profit related to unearned revenue as discussed in note (A) above, and the impact of LIFO accounting as discussed in note (J).

(F)	Amounts relate to the pending divesture of the CSM business as discussed in note (H), and certain legal and tax settlements in connection with other discontinued operations.

(G)	Beginning with the fourth quarter of fiscal 2011, the results of Cabot Elastomer Composites have been reclassified from the Rubber Blacks business to the New Business Segment to support Cabot's Chief Operating Decision-Maker in assessing segment performance and the allocation of resources. All periods presented have been recast to reflect this change.

(H)	In the fourth quarter of fiscal 2011, Cabot entered into an agreement to sell CSM. This transaction is subject to regulatory approval and is expected to close by the end of calendar year 2011. Because of this sale agreement, the results of CSM, which were previously included in the Core Segment are now presented as Discontinued Operations for all periods presented.

(I)	Due to the pending sale of CSM discussed in note (H), certain indirect costs that had previously been allocated to CSM have now been reallocated to the other businesses. As such, EBIT for the segments has been adjusted to reflect this reallocation of costs.

(J)	Beginning with the fourth quarter fiscal 2011, the impact of LIFO accounting, which was previously allocated to the individual segments, has been reclassified to "General unallocated (expense) income" for all periods presented.

(K)

Beginning with the fourth quarter fiscal 2011, the impact of certain costs related to business development, which were previously allocated to the New Business Segment, have been reclassified to "Unallocated corporate costs" for all periods presented.

CABOT CORPORATION CERTAIN ITEMS AND RECONCILIATION OF ADJUSTED EPS

CERTAIN ITEMS:
Periods ended September 30					Three Months				Twelve Months
Dollars in millions, except per share amounts (unaudited)					2011 $	2011 per share(A)	2010 $	2010 per share(A)	2011 $	2011 per share(A)	2010 $	2010 per share(A)

Certain items before and after income taxes

Environmental reserves and legal settlements					$(1)	$(0.02)	$(1)	$(0.01)	$(1)	$(0.02)	(3)	$(0.03)

Reserve for respirator claims					—	—	(2)	(0.02)	—	—	(2)	(0.02)

Long-lived asset impairment (B)					—	—	—	—	—	—	(2)	(0.02)

Global restructuring activities					(2)	(0.02)	(8)	(0.09)	(18)	(0.23)	(46)	(0.63)

Total certain items					(3)	(0.04)	(11)	(0.12)	(19)	(0.25)	(53)	(0.70)

Tax impact of certain items					1		2		3		7

Total certain items after tax					(2)	(0.04)	(9)	(0.12)	(16)	(0.25)	(46)	(0.70)

Discontinued operations after income taxes (C)

CSM business divestiture after tax					10	0.16	8	0.13	54	0.82	27	0.41

Discontinued operations after tax - other					(1)	(0.02)	—	—	—	—	—	—

Total discontinued operations after tax					9	0.14	8	0.13	54	0.82	27	0.41

Total certain items and discontinued operations after tax					$7	$0.10	$(1)	$0.01	$38	$0.57	$(19)	$(0.29)

Periods ended September 30	Three Months		Twelve Months
Dollars in millions (unaudited)	2011	2010	2011	2010

Statement of Operations Line Item

Cost of sales	$(1)	$(13)	$(16)	$(38)

Selling and administrative expenses	(2)	2	(3)	(15)

Research and technical expenses	—	—	—	—

Total certain items	$(3)	$(11)	$(19)	$(53)

NON-GAAP MEASURE:
Periods ended September 30 (unaudited)					Three Months		Twelve Months
					2011	2010	2011	2010
					per share(A)	per share(A)	per share(A)	per share(A)
Reconciliation of Adjusted EPS to GAAP EPS
Net income per share attributable to Cabot Corporation					$0.76	$0.54	$3.57	$2.35
Less: Net income per share from discontinued operations					0.14	0.13	0.82	0.41
Net income per share from continuing operations					$0.62	$0.41	$2.75	$1.94
Less: Certain items per share					(0.04)	(0.12)	(0.25)	(0.70)
Adjusted earnings per share					$0.66	$0.53	$3.00	$2.64

(A) Per share amounts are calculated after tax.
(B) Land related to former carbon black site.
(C) Amounts relate to the pending divesture of the Supermetals Business and certain legal and tax settlements in connection with other discontinued operations.

CONTACT:
Cabot Corporation
Erica McLaughlin, 617-342-6090
Director, Investor Relations